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SonoLysis Clot Busting Ultrasound Therapy Demonstrates Promising Results for Treatment of Stroke Patients

Clinical Trial Results of TUCSON Study Highlighted at International Stroke Conference

SAN DIEGO, CA — February 19, 2009 — Combining transcranial Doppler (TCD) ultrasound with microspheres and the clot busting drug tissue plasminogen activator (tPA) is more effective than tPA alone in treating patients suffering from ischemic stroke, according to results from a Phase I/II investigational clinical study presented at the American Stroke Association’s International Stroke Conference 2009.

Clinical findings presented by Carlos A. Molina, M.D., Stroke Neurologist from Vall d’Hebron Hospital in Barcelona, Spain and Andrei Alexandrov, M.D., Director of the University of Alabama’s Comprehensive Stroke Center, demonstrated that patients may be safely treated with TCD in combination with a specific dose of microspheres and tPA, a therapy called SonoLysis. Clinical results from the study also indicated that those study patients receiving SonoLysis treatment were two times more likely to have complete clearing of blocked arteries (recanalization) than those study patients receiving tPA alone. SonoLysis therapy, developed by ImaRx Therapeutics, leverages the energy from ultrasound waves to cavitate tiny gas-filled lipid microspheres within stroke-causing blockages to reopen arteries and restore blood flow.

“These findings demonstrate that ultrasound combined with microspheres and tPA can be tested further in a pivotal clinical trial with the goal to provide a more effective treatment option for stroke patients by promoting faster clearing of blocked blood vessels as well as improved patient outcomes,” said Dr. Alexandrov. “It’s very promising to see such results, which support the potential of this therapy as a more effective and expansive therapy for stroke patients.”

The multi-center, randomized, dose-ranging trial involving 35 patients evaluated 2 separate doses of ImaRx’s MRX-801 microspheres. Cohort I and Cohort II patients received 1.4 mL and 2.8 mL of microspheres respectively. Control patients received the standard dose of tPA alone.

Study Results:

Complete Recanilization
Sustained complete recanalization rates at the end of 36 hours were achieved in 67 percent of the Cohort I patients, 46 percent of the Cohort II patients, and 33 percent of the patients that received tPA only (controls) (p=0.255). In addition, the median time to any recanalization tended to be faster in the Cohort I patients (30 min, interquartile range 6) compared to 60 minutes (interquartile range 5) in control patients. Mean TIBI scores were higher for subjects who received 1.4 mL MRX-801 than for subjects who received control treatment at time points 30 minutes (p = 0.0075), 60 minutes (p = 0.0122), and 90 minutes (p = 0.0700) after initiation of study treatment.

Functional Improvement at 90 Days
Three months following treatment, improvement in clinical outcomes (as measured by a Modified Rankin score) was reported in 75 percent of Cohort I patients, 50 percent of Cohort II patients and 36 percent of patients receiving tPA alone.  Cohort I patients had a clinically significant outcome (p = 0.0424) compared to the control patients receiving tPA alone. Additionally, compared to baseline (pre-treatment time point), overall levels of neurological deficit (as measured by the NIHSS) were lower (improved) at time points (90 minutes, 120 minutes, 24-36 hours, and 90 days) after initiation of study treatment for each of the treatment groups. This improvement was most notable for subjects receiving 1.4 mL MRX-801, and the difference from control subjects was most evident at the 90-minute time point (p = 0.0369).

Symptomatic Intracranial Hemorrhage (sICH)
No bleeding complications occurred in Cohort I or the controls, but three (27 percent) of the Cohort II patients experienced bleeding.  Post study analysis revealed that the overall stroke severity was significantly higher in Cohort II with median NIHSS score of 16 versus 10 for the Cohort I (p=0.047). Additionally, all three patients that experienced bleeding complications in Cohort II also had uncontrolled hypertension.

“Although based on a small number of patients, these findings further demonstrate the promise of our Sonolysis therapy for the treatment of ischemic stroke,” said Bradford Zakes, President and Chief Executive Officer of ImaRx Therapeutics. “The results from our TUCSON study have indicated that one vial of our MRX-801 microspheres appears to be a safe and effective dose for further clinical evaluation. We are encouraged by these data and believe they will be supportive as we continue to evaluate strategic alternatives for the continued advancement of our SonoLysis program.”

About Stroke

According to the American Heart Association, approximately one-third of adults in the United States have some form of cardiovascular disease. Over eight million people in the U.S. are afflicted each year with complications related to blood clots. Approximately 795,000 adults in the U.S., or one every 40 seconds, are afflicted with, and 150,000 die as a result of, some form of stroke each year. Stroke is currently the third leading cause of death, and the leading cause of disability, in the United States. Approximately three million Americans are currently disabled from stroke. The American Stroke Association estimates that approximately $68.9 billion will be spent in the U.S. in 2009 for stroke related medical costs and disability. The vast majority of strokes, approximately 87% according to the American Stroke Association, are ischemic strokes, meaning that they are caused by blood clots, while the remainder are the more deadly hemorrhagic strokes caused by bleeding in the brain. only approved drug for the treatment of ischemic stroke is tPA. tPA is restricted for use only to patients who are able to begin treatment within three hours of onset of symptoms of ischemic stroke and who do not have certain risk factors for bleeding, such as recent surgery or taking medications that prevent clotting.

About SonoLysis

ImaRx’s SonoLysis program involves the administration of its proprietary MRX-801 microspheres and ultrasound to break up blood clots and restore blood flow to oxygen deprived tissues. The sub-micron size of the MRX-801 microspheres may allow them to penetrate a blood clot, so that when ultrasound is applied, the expansion and contraction, or cavitation, can break the clot into very small particles.

About ImaRx Therapeutics

ImaRx Therapeutics is a biopharmaceutical company with a research and development program focused on the development of new treatments for vascular disorders leveraging its proprietary microbubble and ultrasound or SonoLysis technology. For more information, visit www.imarx.com.

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Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995. Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to the Company’s belief that SonoLysis may be an effective and safe treatment for stroke. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Those factors and uncertainties include; SonoLysis may not prove to be safe and/or effective in larger clinical studies and the FDA may not approve SonoLysis for the treatment of stroke. A more complete description of these risks and the event that may cause such events not to occur can be found in the Company’s filings with the Securities and Exchange Commission. All information in this press release is as of February 19, 2009, and the Company undertakes no duty to update this information.

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